Exhibit 99.1
STONE ENERGY CORPORATION
Announces Borrowing Base Redetermination
LAFAYETTE, LA. April 29, 2009
     Stone Energy Corporation (NYSE:SGY) today announced that its borrowing base has been unanimously approved by its bank group at $425 million on its $700 million credit facility maturing in 2011. As of April 29, 2009, Stone had $356 million in borrowings outstanding on its credit facility and another $69 million in outstanding letters of credit. Although this leaves no availability on the facility, Stone’s current cash position is $90 million. In connection with this redetermination, Stone agreed to a 75 basis point increase on its borrowing base grid which now ranges from LIBOR plus 2.25% to LIBOR plus 3.00% depending on the outstanding borrowings. Stone has been and remains in compliance with all of the financial covenants under the credit facility and the next borrowing base redetermination is expected by November 1, 2009.
     The bank group includes Bank of America, N.A. as administrative agent; BNP Paribas, Natixis, and the Bank of Nova Scotia as syndication agents; Capital One, N.A. and Toronto Dominion LLC as documentation agents; and Allied Irish Banks p.l.c., Barclays Bank PLC, Regions Bank, U.S. Bank, Whitney National Bank, JPMorgan Chase Bank, N.A. and Sumitomo Mitsui Banking Corporation as participating banks.
     President and Chief Executive Officer David Welch stated, “We are pleased to have our borrowing base confirmed and appreciate the efforts of the bank group during this process. We consider the bank group as an important partner and appreciate their support and confidence in Stone.”
     Stone Energy is an independent oil and natural gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition, exploration, exploitation, development and operation of oil and gas properties located primarily in the Gulf of Mexico. Stone is also active in the Appalachia region. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210-phone, 337-237-0426-fax or via e-mail at CFO@StoneEnergy.com.
     Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks, liquidity risks, and other risk factors and known trends and uncertainties as described in Stone’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission (“SEC”). Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.